UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

NanoString Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35980	20-0094687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Fairview Avenue North, Suite 2000

Seattle, Washington 98109

(Address of principal executive offices, including zip code)

(206) 378-6266

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2014 NanoString Technologies, Inc. (the “Company”) and BMR-500 Fairview Avenue LLC, a Delaware limited liability company (“BMR-500”), entered into a lease agreement (the “500 Fairview Avenue Lease”), pursuant to which the Company will lease approximately 21,541 rentable square feet of office, laboratory and storage space in a new building being constructed at 500 Fairview Avenue N, Seattle, Washington, adjacent to the Company’s headquarters. The 500 Fairview Avenue Lease has a ten year term and is estimated to commence on April 1, 2016 and to expire on March 31, 2026. The Company has an option to extend the term of the lease for two additional periods of five years each at the greater of the then-current base rent and the then-current fair market value for comparable office and laboratory space. The initial base rent will be approximately $88,356 per month, subject to rent abatement during the first three months of the lease, and will increase at a rate of 3% annually. In addition, the lease requires the Company to pay BMR-500 a property management fee equal to 3% of the base rent. The lease also obligates BMR-500 to fund substantially all tenant improvements, grants the Company a right of first refusal and right of first offer with respect to a portion of the building, requires the Company to reimburse BMR-500 for certain operating expenses, and includes terms related to parking.

On December 22, 2014, the Company and BMR-530 Fairview Avenue LLC, a Delaware limited liability company (“BMR-530”), entered into an amendment to the Lease dated October 19, 2007, as previously amended, by and between the Company and BMR-530 (the “530 Fairview Avenue Lease”), pursuant to which the Company leases approximately 36,268 rentable square feet as its headquarters located at 530 Fairview Avenue N, Seattle, Washington. The primary effect of the amendment is to extend the term of the 530 Fairview Avenue Lease through March 31, 2026 to be coterminous with the 500 Fairview Avenue Lease, subject to the Company’s right to extend the lease on the same extension terms as the 500 Fairview Avenue Lease. Beginning January 1, 2015, the base rent will be approximately $150,361 per month and will increase at a rate of 3% annually. In addition, the lease requires the Company to pay BMR-530 a property management fee equal to 3% of the base rent. The amendment also obligates BMR-530 to fund substantially all tenant improvements, grants the Company a right of first offer with respect to a portion of the building, requires the Company to reimburse BMR-530 for certain operating expenses, and includes terms related to parking.

On December 22, 2014, the Company and Blume Roy Building LLC, a Washington limited liability company (“Blume Roy”), entered into an amendment effective as of November 18, 2014 (the “Eastlake Lease Amendment”) to that certain lease dated December 26, 2013 by and between the Company and Blume Roy (the “Eastlake Lease”), pursuant to which the Company leases office space at 617 Eastlake Avenue East, Seattle, Washington. The Eastlake Lease Amendment increases the size of the leased premises from 8,754 square feet to 23,081 square feet effective February 1, 2015. The total rentable square feet may be reduced to 21,124 square feet if an existing tenant at the building exercises its right to expand by March 1, 2016. The Eastlake Lease Amendment extends the term of the Eastlake Lease through January 2025, subject to the Company’s right to extend the term through July 2026 by providing written notice to Blume Roy within 18 months of the effective date of the Eastlake Lease Amendment. The Company also has an option to extend the term of the lease for one additional three year period at the then-current fair market rent for comparable space. The base rent will be $38,205 per month beginning in February 2015, and $63,473 per month beginning in February 2016; thereafter, the rent will increase at a rate of approximately 2% annually including through any term extension period. The base rent will be reduced on a pro rata basis if the existing tenant at the building exercises its right to expand by March 1, 2016. The amendment obligates Blume Roy to fund a substantial portion of tenant improvements, and includes terms related to parking, signage, the Company’s right of first offer and right of first refusal with respect to a portion of the building, and the Company’s security deposit.

The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the 500 Fairview Avenue Lease, the 530 Fairview Avenue Lease and the Eastlake Lease, including all amendments thereto as of the date hereof, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoString Technologies, Inc.

By:	/s/ R. Bradley Gray
R. Bradley Gray
President and Chief Executive Officer

Date: December 24, 2014